VOYAGEUR MUTUAL FUNDS II

Registration No. 811-04989
FORM N-SAR
Annual Period Ended August 31, 2014

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77I: Terms of new or amended securities

On August, 19-21, 2014, the Board of Trustees (the ?Board?) of Voyageur Mutual Funds II (the ?Registrant?) voted to approve the early conversion of the Delaware Tax-Free Colorado Fund Fund?s Class B shares to Class A shares. In connection with this approval, the Board amended the terms of the Registrant?s Agreement and Declaration of Trust via Board resolution to permit the early conversion of Class B shares to Class A shares. The rights of Class A shares did not change.

Details related to the early conversion are incorporated herein by reference to the supplement dated August 22, 2014 to the Registrant?s registration statement dated December 30, 2013, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-14-000321).

886956

WS:MFG_Philadelphia:864262:v1